Exhibit 10.1

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Common Stock Purchase Agreement, dated as of December 5, 2012 (the “Agreement”), by and between Delcath Systems, Inc., a Delaware corporation (the “Company”), and Terrapin Opportunity, L.P., a limited partnership organized under the laws of the British Virgin Islands (the “Investor”), is entered into as of March 6, 2013 (the “Amendment Date”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Recitals

Whereas, Section 9.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor; and

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Amendment of Section 2.14.  Effective as of the Amendment Date, Section 2.14 of the Agreement shall be amended and restated in its entirety as follows:

“Section 2.14  Blackout Periods. Notwithstanding any other provision of this Agreement, the Company shall not deliver any Fixed Request Notice or grant any Optional Amount or otherwise offer or sell Shares to the Investor, and the Investor shall not be obligated to purchase any Shares pursuant to this Agreement, (i) during any period in which the Company is, or may be deemed to be, in possession of material non-public information, (ii) during each period beginning the last day of any fiscal quarter until the Filing Time (each such period, a “Blackout Period”), except with respect to this clause (ii) as expressly provided in the immediately following sentence, or (iii) except as expressly provided in this Section 2.14, at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.  If the Company wishes to deliver any Fixed Request Notice or grant any Optional Amount or otherwise offer, sell or deliver Shares to the Investor during any Blackout Period, the Company shall, as conditions thereto, (A) provide the Investor with the compliance certificate substantially in the form attached hereto as Exhibit D, dated the date of such Fixed Request Notice or Optional Amount grant, as applicable, which certificate shall be deemed to remain in effect during the applicable Pricing Period through and including the applicable Settlement Date, and (B) afford the Investor the opportunity to conduct a due diligence review in accordance with Section 5.4 hereof.  If the Company wishes to deliver any Fixed Request Notice or grant any Optional Amount or otherwise offer, sell or deliver Shares to the Investor at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall, as conditions thereto, (1) prepare and deliver to the Investor (with a copy to counsel to the Investor) a report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings or other projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Investor and its counsel, (2) provide the Investor with the compliance certificate substantially in the form attached hereto as Exhibit D, dated the date of such Fixed Request Notice or Optional Amount grant, as applicable, which certificate shall be deemed to remain in effect during the applicable Pricing Period through and including the applicable Settlement Date, (3) afford the Investor the opportunity to conduct a due diligence review in accordance with Section 5.4 hereof and (4) file such Earnings 8-K with the Commission (so that it is deemed “filed” for purposes of Section 18 of the Exchange Act) on or prior to the date of such Fixed Request Notice or Optional Amount grant, as applicable.  The provisions of clause (iii) of this Section 2.14 shall not be applicable for the period from and after the time at which all of the conditions set forth in the immediately preceding sentence shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be.  For purposes of clarity, the parties agree that the delivery of the compliance certificate pursuant to this Section 2.14 shall not relieve the Company from any of its obligations under this Agreement with respect to the delivery of the compliance certificate called for by Section 6.3(v) and the “bring down” opinions and comfort letters called for by Section 6.3(xii) on the applicable Settlement Date, which Sections shall have independent application.”

2.        Amendment of Preamble to Section 6.3.  Effective as of the Amendment Date, the preamble to Section 6.3 of the Agreement shall be amended and restated in its entirety as follows:

“Section 6.3  Conditions Precedent to the Obligation of the Investor. The obligation hereunder of the Investor to accept a Fixed Request Notice or Optional Amount grant and to acquire and pay for the Shares is subject to the satisfaction or (to the extent permitted by applicable law) waiver, at or before each Fixed Request Exercise Date (except with respect to the opinion and comfort letter “bring downs” contemplated by Section 6.3(xii) below) and each Settlement Date, of each of the conditions set forth below.  These conditions are for the Investor’s sole benefit and (to the extent permitted by applicable law) may be waived by the Investor at any time in its sole discretion.”

3.        Continuing Effect of Agreement.  Except as expressly set forth in this Amendment, all other provisions of the Agreement remain in full force and effect.

4.        Governing Law.  This Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

5.        Counterparts.  This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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In Witness Whereof, the parties hereto have caused this Amendment No. 1 to the Agreement to be executed and delivered as of the Amendment Date.

Company: DELCATH SYSTEMS, INC.

By:	/s/ Graham G. Miao
	Name:	Graham G. Miao
	Title:	Chief Financial Officer

Investor: TERRAPIN OPPORTUNITY, L.P.

By:	/s/ Peter Poole
	Name:	Peter Poole
	Title:	Director

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